                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  Confidential, For Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Snyder Communications, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
     (5) Total fee paid:
--------------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
     (3) Filing party:
--------------------------------------------------------------------------------
     (4) Date Filed:
--------------------------------------------------------------------------------

                          SNYDER COMMUNICATIONS, INC.
                             6903 ROCKLEDGE DRIVE
                                  15TH FLOOR
                           BETHESDA, MARYLAND 20817

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 6, 1998


To our stockholders:

     Notice is hereby given that the 1998 Annual Meeting of Stockholders of Snyder Communications, Inc. (the "Company") will be held at ________________ located at ____________________________ Washington, D.C. 20007, on
Wednesday, May 6, 1998, at 10:00 a.m., local time, for the following purposes:

        1. To elect seven directors of the Company, each to serve for a one-year term expiring at the Company's 1999 Annual Meeting of Stockholders, and until his or her respective successor is elected and qualified or until his or her earlier resignation or removal; and

        2. To act upon a proposal to amend the Certificate of Incorporation to increase the authorized shares of Common Stock.

        3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on March 11, 1998 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

                              By Order of the Board of Directors,



                              David B. Pauken
                              Secretary


Dated: April 7, 1997

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

     IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE MARK THE APPROPRIATE BOX ON YOUR PROXY CARD. AN ADMISSION CARD IS INCLUDED IF YOU ARE A STOCKHOLDER OF RECORD. IF YOUR SHARES ARE HELD IN STREET NAME, AN ADMISSION CARD IN THE FORM OF A LEGAL PROXY WILL BE SENT TO YOU BY YOUR BROKER. IF YOU DO NOT RECEIVE THE LEGAL PROXY IN TIME, YOU WILL BE ADMITTED TO THE MEETING BY SHOWING YOUR MOST RECENT BROKERAGE STATEMENT VERIFYING YOUR OWNERSHIP OF COMMON STOCK.

                          SNYDER COMMUNICATIONS, INC.
                             6903 ROCKLEDGE DRIVE
                                  15TH FLOOR
                           BETHESDA, MARYLAND 20817

                              __________________

                        ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 6, 1998
                              __________________

                                PROXY STATEMENT

                              __________________

                              GENERAL INFORMATION

PROXY SOLICITATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Snyder Communications, Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting"), to be held at ________________________ located at __________________________________
Washington, D.C. 20007, on Wednesday, May 6, 1998, at 10:00 a.m., local time. The purpose of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting.

     The Company has mailed its Annual Report to Stockholders for the year ended December 31, 1997, immediately prior to this Proxy Statement and the enclosed proxy, to stockholders entitled to vote at the Annual Meeting. The Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.

     The Company will pay the cost of all proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone, telecopy and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

     This Proxy Statement and the enclosed proxy are first being mailed to the Company's stockholders on or about April 7, 1998.

VOTING AND REVOCABILITY OF PROXIES

     A proxy for use at the Annual Meeting and a return envelope are enclosed. Shares of common stock of the Company, par value $.001 (the "Common Stock"), outstanding as of the record date for the Annual Meeting and represented by a properly executed proxy, if such proxy is timely received and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares will be voted "FOR" the election of the seven nominees for director named in the proxy. Discretionary authority is provided in the proxy as to any matters not specifically referred to therein. Management is not aware of any other matters which are likely to be brought before the Annual Meeting. If any such matters properly come before the Annual Meeting, however, the persons named in the proxy are fully authorized to vote thereon in accordance with their judgment and discretion.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date or (3) voting in person at the Annual Meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Snyder Communications, Inc., 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland 20817, Attention:
Corporate Secretary.

VOTING PROCEDURE

     All holders of record of the Common Stock of the Company at the close of business on March 11, 1997 (the "Record Date") will be eligible to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote at the Annual Meeting for each share held by such stockholder on the Record Date. As of March 11, 1997, there were 56,760,836 shares of Common Stock outstanding.

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Votes cast in person or by proxy, abstentions and broker non-votes (as hereinafter defined) will be tabulated by the inspectors of election and will be considered in the determination of whether a quorum is present at the Annual Meeting. The inspectors of election will treat shares represented by executed proxies which abstain from voting as shares that are present and entitled to vote for purposes of determining whether a matter is approved. If, with respect to any shares of Common Stock, a broker or other nominee submits a proxy indicating that instructions have not been received from the beneficial owners or the persons entitled to vote, and that such broker or other nominee does not have discretionary authority to vote such shares (a "broker non-vote") on Proposals 1 or 2, those shares will not be treated as present and entitled to vote at the Annual Meeting for purposes of determining whether Proposals 1 or 2 are approved at the meeting.

                               SECURITY OWNERSHIP

     The information set forth below regarding beneficial ownership of the Common Stock has been presented in accordance with rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership of Common Stock includes any shares as to which a person has the sole or shared voting power or investment power and also any shares that a person has the right to acquire within 60 days of the date set forth below through the exercise of any stock option or other right ("currently exercisable options").

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL
OWNERS

     The following table sets forth, as of March 11, 1997 (except as otherwise noted), information regarding the beneficial ownership of the Common Stock by
(a) each director and each nominee for election to the Board of Directors of the Company, (b) each of the executive officers of the Company named in the Summary Compensation Table under "Executive Compensation," (c) all persons known to the Company to be the beneficial owner of more than 5% of the Common Stock and (d) all directors and executive officers of the Company as a group.



                                                            AMOUNT AND NATURE
                                                              OF BENEFICIAL           PERCENT
        NAME OF BENEFICIAL OWNER                              OWNERSHIP (1)          OF CLASS
        ------------------------                            -----------------       ----------
Daniel M. Snyder (2)......................................       9,604,624             16.9%

Michele D. Snyder (3).....................................       3,341,972              5.9

Mortimer B. Zuckerman and MBZ Trust of 1996 (4)...........       4,860,236              8.6

Fred Drasner (5)..........................................       2,350,606              4.1

Philip Guarascio (6)......................................           6,250                *

Mark E. Jennings (7)......................................          10,850                *


                                                            AMOUNT AND NATURE
                                                              OF BENEFICIAL           PERCENT
        NAME OF BENEFICIAL OWNER                              OWNERSHIP (1)          OF CLASS
        ------------------------                            -----------------       ----------
A. Clayton Perfall (8)....................................          200,000               *

Ark Asset Management Co., Inc. (9)........................        3,075,000            5.40

Putnam Investments, Inc. (10).............................        2,834,803            5.00

Denver Investment Advisors LLC (11).......................        2,804,730            4.90

All directors, director nominees and executive officers
as a group (7 persons) (12)...............................       20,374,538            35.9%

___________________
*      Denotes less than 1%.

(1)    Based upon 56,760,836 shares of Common Stock outstanding as of March 11,
       1998.

(2) Includes 2,475,000 shares held by D.M.S. Endowment, LLC ("Endowment"), a limited liability company of which Daniel M. Snyder and Michele D. Snyder are the members. All of the 3,675,000 shares of Common Stock held by Endowment, including the 2,475,000 shares beneficially owned by Mr. Snyder, are subject to a forward purchase contract (the "Endowment Contract") entered into by Endowment with the Snyder STRYPES Trust, a Delaware business trust (the "Trust"). Pursuant to the Endowment Contract, on November 15, 2000 (the "Exchange Date"), Endowment shall be obligated to deliver to the Trust certain shares of Common Stock owned by Endowment and subject to the Endowment Contract. To the extent that the value of the Common Stock appreciates between the date of the Endowment Contract and the Exchange Date, the sale requirement is reduced pursuant to a formula contained in the Endowment Contract. Prior to the Exchange Date, Endowment retains voting and dividend rights with respect to the shares that are the subject of the Endowment Contract. Pursuant to Endowment's limited liability company operating agreement (the "Endowment Operating Agreement"), Mr. Snyder retains voting and investment control over the 2,475,000 shares of Common Stock contributed by him to Endowment. Pursuant to the Endowment Contract, Endowment may deliver up to 3,675,000 shares of Common Stock. Endowment's obligation to deliver shares of Common Stock under the Endowment Contract may be settled in cash, at Endowment's option, in whole or in part, by delivering to the Trust on the business day immediately preceding the Exchange Date for distribution to the holders of the STRYPES on the Exchange Date, in lieu of the number of shares of Common Stock otherwise deliverable in respect of which an election to exercise the cash settlement option is made, cash in an amount equal to the value of such shares at the price as determined by the formula in the Endowment Contract. The address of Mr. Snyder and Endowment is 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland 20817.

(3) Includes 1,200,000 shares held by Endowment. All of the 3,675,000 shares of Common Stock held by Endowment, including the 1,200,000 shares beneficially owned by Ms. Snyder, are subject to the Endowment Contract. Pursuant to the Endowment Contract, on the Exchange Date, Endowment shall be obligated to deliver to the Trust certain shares of Common Stock owned by Endowment and subject to the Endowment Contract. To the extent that the value of the Common Stock appreciates between the date of the Endowment Contract and the Exchange Date, the sale requirement is reduced pursuant to a formula contained in the Endowment Contract. Prior to the Exchange Date, Endowment retains voting and dividend rights with respect to the shares that are the subject of the Endowment Contract. Pursuant to the Endowment Operating Agreement, Ms. Snyder retains voting and investment control over the 1,200,000 shares of Common Stock contributed by her to Endowment. Pursuant to the Endowment Contract, Endowment may deliver up to 3,675,000 shares of Common Stock. Endowment's obligation to deliver shares of Common Stock under the Endowment Contract may be settled in cash, at Endowment's option, in whole or in part, by delivering to the Trust on the business day immediately preceding the Exchange Date for distribution to the holders of the STRYPES on the Exchange Date, in lieu of the number of shares of Common Stock otherwise deliverable in respect of which an election to exercise the cash settlement option is made, cash in an amount equal to the value of such shares at the price as determined by the formula in the Endowment Contract. Ms. Snyder's address is 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland 20817.

(4) Consists of shares held by USN College Marketing, L.P. ("College Marketing") (a limited partnership in which USN College Marketing, Inc. ("USN Inc.") is the general partner and Fred Drasner is the sole limited partner) and attributable to USN Inc.'s general partnership interest in College Marketing. USN Inc. is owned one third by Mortimer B. Zuckerman and two thirds by the MBZ Trust of 1996, for which an outside person acts as the Trustee. Mr. Zuckerman is the sole director of USN Inc. Does not include 1,225,303 shares held by College Marketing that are beneficially owned by Mr. Drasner. See Note 5. Mr. Zuckerman's address is 599 Lexington Avenue, Suite 1300, New York, New York 10022. The address of MBZ Trust of 1996 is c/o Boston Properties, 8 Arlington Street, Boston, MA 02116.

(5) Consists of (i) 325,303 shares owned by Mr. Drasner in his individual capacity and over which he exercises sole voting and investment discretion, (ii) 1,225,303 shares beneficially owned by Mr. Drasner as limited partner in College Marketing and (iii) 800,000 shares beneficially owned by Mr. Drasner as a result of his ownership of F.D. Sutton, LLC ("Sutton") a limited liability company of which Mr. Drasner is the sole member. Of the shares of Common Stock beneficially owned by Mr. Drasner, 300,000 of the shares of Common Stock held by College Marketing and all 800,000 shares of Common Stock held by Sutton are subject to forward purchase contracts (the "Drasner Contracts") entered into by College Marketing and Sutton with the Trust. Pursuant to the Drasner Contracts, on the Exchange Date, College Marketing and Sutton shall be obligated to deliver to the Trust certain shares of Common
       Stock beneficially owned by Mr. Drasner through College Marketing and Sutton and subject to the Drasner Contracts. To the extent that the value of the Common Stock appreciates between the date of the Drasner Contracts and the Exchange Date, the sale requirement is reduced pursuant to a formula contained in the Drasner Contracts. Prior to the Exchange Date, College Marketing and Sutton retain voting and dividend rights with respect to the shares that are subject to the Drasner Contracts. Pursuant to the Drasner Contracts, College Marketing and Sutton may deliver up to a total of 1,100,000 shares of Common Stock. College Marketing's and Sutton's obligations to deliver shares of Common Stock under the Drasner Contracts may be settled in cash, at the option of those respective entities, in whole or in part, by delivering to the Trust on the business day immediately preceding the Exchange Date for distribution to the holders of the STRYPES on the Exchange Date, in lieu of the number of shares of Common Stock otherwise deliverable in respect of which an election to exercise the cash settlement option is made, cash in an amount equal to the value of such shares at the price as determined by the formula in the Drasner Contracts.

(6) Consists of shares of Common Stock issuable upon exercise of currently exercisable options.

(7) Includes 6,250 shares of Common Stock issuable upon exercise of currently exercisable options.

(8) Consists of shares of Common Stock issuable upon exercise of currently exercisable options.

(9) Ownership is as reported on Schedule 13G of Ark Asset Management Co., Inc. and is as of December 31, 1997. Ark's address is One New York Plaza, 29th Floor, New York, New York 10004.

(10) These shares of Common Stock are reported on four different Schedules 13G for Marsh & McLennan Companies, Inc. ("MMC"), Putnam Investments, Inc. ("PI"), a direct subsidiary of MMC, and Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company ("PAC"), two indirect subsidiaries of MMC, and are as of December 31, 1997. PI is the parent company of both PIM, which beneficially owns 2,697,403 shares of Common Stock, and PAC, which beneficially owns 137,400 shares of Common Stock. Both PIM and PAC are registered investment advisors. PIM acts as investment advisor to PI's family of mutual funds and to PAC, which is in turn the investment adviser to PI's institutional clients. PI, PIM and PAC share the power to dispose of the shares of Common Stock listed here as beneficially owned by PI; however, each of PI's mutual fund's trustees have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by PI's institutional clients. The address of MMC, PI, PIM and PAC is One Post Office Square, Boston, Massachusetts 02109.

(11) Ownership is as reported on Schedule 13G of Denver Investment Advisors LLC ("DIA") and is as of December 31, 1997. DIA's address is 1225 17th Street, 26th Floor, Denver, Colorado 80202.

(12) Includes 212,500 shares of Common Stock issuable upon exercise of currently exercisable options. In calculating the percent of class, it was assumed that each person in the group exercised all of his currently exercisable options, but that no other individuals or entities exercised theirs.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)


NOMINEES FOR ELECTION AS DIRECTORS

     The Certificate of Incorporation and Bylaws of the Company provide that directors shall be elected at the annual meeting of stockholders. The number of directors constituting the full Board of Directors currently is fixed at seven directors.

     Seven nominees are named in this Proxy Statement. If elected, each of the directors will serve for a one year term expiring at the 1999 annual meeting or at his or her earlier resignation or removal. The Board of Directors has nominated the seven incumbent directors for election to the Board: Daniel M. Snyder, Michele D. Snyder, A. Clayton Perfall, Mortimer B. Zuckerman, Fred Drasner, Philip Guarascio and Mark E. Jennings.

     Approval of the election of each of the nominees as directors of the Company requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. In the event that any nominee should become unable or unwilling to serve as a director, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee for election as a director of the Company as the Board of Directors may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY FOR THE TERM INDICATED.

     Biographical information concerning each of the director nominees is presented on the following pages. Each of the directors has served on the Board since 1996.


            NAME                                        AGE (1)
            ----                                        -------
      Daniel M. Snyder.............................        33
      Michele D. Snyder............................        35
      A. Clayton Perfall...........................        39
      Mortimer B. Zuckerman........................        60
      Fred Drasner.................................        54
      Philip Guarascio.............................        56
      Mark E. Jennings.............................        35

______________________
(1)  As of March 15, 1998.

     Daniel M. Snyder, Chairman of the Board and a founder of the Company, has served as the Chief Executive Officer of the Company and its predecessors since the Company was founded in 1987.

     Michele D. Snyder, a founder of the Company, has been with the Company since its inception, and currently serves as the Vice Chairman, President and Chief Operating Officer and a director of the Company. Ms. Snyder is Mr. Snyder's sister.

     A. Clayton Perfall, has served as Chief Financial Officer and a director of the Company since September 1996. Prior to joining the Company, Mr. Perfall spent fifteen years with Arthur Andersen LLP ("Arthur Andersen"). During his tenure as a partner with Arthur Andersen, Mr. Perfall had a wide range of responsibilities within the Washington, D.C., Baltimore, Maryland and Richmond, Virginia marketplaces, including responsibility for the firm's Structured Finance and Financial Products tax practice and responsibility for its Business Valuation Services Group. Mr. Perfall was a key participant in the development of Arthur Andersen's business strategies, the hiring of its professional staff and the development and marketing of its services.

     Mortimer B. Zuckerman, a director of the Company, has been the Chairman of Boston Properties, Inc., a national real estate development and management company, since 1970. He has been the Chairman of U.S. News & World Report, L.P. and Editor-in-Chief of U.S. News & World Report since 1985, Chairman of Daily News, L.P. and Co-Publisher of the New York Daily News since 1993, Chairman of The Atlantic Monthly Company since 1980 and Chairman of the Board of Directors of Applied Graphics Technologies, Inc. since April 1996.

     Fred Drasner, a director of the Company, has been the Chief Executive Officer of Daily News, L.P. and Co-Publisher of the New York Daily News since 1993, the President of U.S. News & World Report, L.P. from 1985 to February 1997 and Chief Executive Officer of U.S. News & World Report, L.P. since 1985, the Chairman and Chief Executive Officer of Applied Graphics Technologies, Inc. since April 1996, the Chief Executive Officer of Applied Printing Technologies, L.P. since 1986 and the Vice-Chairman and Chief Executive Officer of The Atlantic Monthly Company since 1986.

     Philip Guarascio, a director and a member of the Audit and Compensation Committees of the Company, has been a Vice President of General Motors Corporation since July 1994, where is he primarily responsible for worldwide advertising resource management, managing consolidated media placement efforts and working with General Motors' North American Operations vehicle divisions to increase marketing effectiveness and efficiency. Mr. Guarascio also manages corporate image advertising activities and oversees GM Credit Card operations. Prior to his current position, from July 1992 to July 1994, Mr. Guarascio served as General Manager of Marketing and Advertising for General Motors' North American Operations. Mr. Guarascio joined General Motors in 1985 after 21 years with the New York advertising agency, D'Arcy, Masius, Benton & Bowles (formerly Benton & Bowles, Inc.). Mr. Guarascio is Chairman Emeritus of the Advertising Council and serves on the Executive Committee of that organization. He also serves on the boards of the Association of National Advertisers, the Women's Sports Foundation and the Ellis Island Restoration Commission.

     Mark E. Jennings, a director and a member of the Audit and Compensation committees of the Company, has been a Managing Partner of Generation Partners L.P. since August 1995. Generation Partners L.P. is the managing general partner of Generation Capital Partners L.P., a $165 million investment partnership. Prior to August 1995, he was a Partner of Centre Partners L.P., an investment affiliate of Lazard Freres & Co., where he had been employed since 1987. From 1986 to 1987, Mr. Jennings was employed at Goldman, Sachs & Co. in its Corporate Finance Department. Mr. Jennings also serves on the board of directors of Scientific Games, Inc.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors held 12 meetings during 1997. During 1997, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served.

     The Board of Directors currently has a standing Audit Committee and a standing Compensation Committee.

     The Audit Committee, which was established in January 1997, currently consists of Messrs. Guarascio and Jennings. During 1997, the Audit Committee held two meetings. The Audit Committee is responsible for recommending to the Board of Directors the engagement of the Company's independent public accountants, reviewing with the independent public accountants the audit plan and the results of each audit engagement, reviewing the independence of the independent accountants, reviewing the range of audit and non-audit fees, reviewing the adequacy of the Company's internal accounting controls, and exercising oversight with respect to the Company's code of conduct and other policies and procedures regarding adherence with legal requirements.

     The Compensation Committee, which was established in March 1997, currently consists of Messrs. Guarascio and Jennings. The Compensation Committee is responsible for establishing the salaries, bonuses and other compensation of the officers of the Company and its subsidiaries and for administering the Company's 1996 Stock Incentive Plan (the "Stock Option Plan") for all employees of the Company at or above the rank of Senior Vice President. During 1997, the Compensation Committee did not meet, and the Board of Directors established the general compensation policies of the Company and the specific compensation of its executive officers.

     Messrs. Guarascio and Jennings, the only directors who are not also employees or affiliates of the Company, each were granted options to purchase 25,000 shares of Common Stock of the Company upon their election to the Board of Directors in December 1996, in lieu of directors' fees.

EXECUTIVE OFFICERS

     Executive officers of the Company serve at the pleasure of the Board of Directors and are elected by the Board of Directors annually for a term expiring upon the election and qualification of their respective successors, or their earlier resignation or removal. See "Election of Directors" for biographical information concerning the executive officers.

            NAME                 AGE                    POSITION
            ----                -----                   --------
Daniel M. Snyder..............   33     Chairman of the Board of Directors and
                                        Chief Executive Officer

Michele D. Snyder.............   35     Vice Chairman, President and Chief
                                        Operating Officer and Director

A. Clayton Perfall............   39     Chief Financial Officer and Director

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid to the Company's Chief Executive Officer and to each of the other executive officers of the Company (the "Named Executive Officers") with respect to 1997.

                           SUMMARY COMPENSATION TABLE


                                                    ANNUAL COMPENSATION                             LONG-TERM COMPENSATION
                                 --------------------------------------------------------    -------------------------------------
                                                                                                    AWARDS
                                                                                             -------------------
                                                                                                  SECURITIES
                                                                            OTHER ANNUAL          UNDERLYING           ALL OTHER
    NAME AND                           YEAR           SALARY      BONUS     COMPENSATION           OPTIONS            COMPENSATION
PRINCIPAL POSITION                     ----             ($)        ($)          ($)                  (#)                  ($)
-----------------------------------    -----         --------  ----------   -------------         ----------          ------------
Daniel M. Snyder, Chairman of          1997           300,000         --         --                   --                  --
the Board of Directors and
Chief Executive Officer.............   1996           300,000    100,000         --                   --                  --

Michele D. Snyder, Vice                1997           200,000       --           --                   --                  --
Chairman, President and
Chief Operating Officer.............   1996           200,000    100,000         --                   --                  --

A. Clayton Perfall, Chief              1997           300,000     50,000         --                 200,000               --
Financial Officer...................   1996            79,612        --          --                 400,000               --

STOCK OPTION GRANTS IN 1997

     The following table sets forth information concerning all stock options granted during 1997 to the Named Executive Officers. No stock options were awarded to Daniel M. Snyder or Michele D. Snyder during 1997. As of the date of this Proxy Statement, the Company has not granted any stock appreciation rights ("SARs") or restricted stock awards.

                             OPTION GRANTS IN 1997


                                                      INDIVIDUAL GRANTS
                                  -------------------------------------------------------------
                                                                                                         POTENTIAL REALIZABLE
                                   NUMBER OF                                                               VALUE AT ASSUMED
                                  SECURITIES        PERCENT OF                                           ANNUAL RATE OF STOCK
                                  UNDERLYING          TOTAL         EXERCISE OR                         PRICE APPRECIATION FOR
                                   OPTIONS           OPTIONS        BASE PRICE                              OPTION TERM (3)
                                   GRANTED          GRANTED TO      ($/SHARE)        EXPIRATION      ----------------------------
      NAME                          (#)(1)          EMPLOYEES          (2)              DATE              5%             10%
      ----                        -----------      -----------     ------------      ----------      -----------       ----------
A. Clayton Perfall............      200,000             3.5%          $20.625          4/25/07        $2,594,190       $6,574,188

_________________
(1) One-fourth of each option vests on each of the first, second, third and fourth anniversaries of the option grant date.

(2) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date, or in a combination of cash and shares.

(3) The hypothetical potential appreciation shown in these columns reflects the required calculations at annual assumed appreciation rates of 5% and 10%, as set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of the Common Stock.

     The following table sets forth information concerning the number and value of unexercised stock options at December 31, 1997.

     AGGREGATED OPTION EXERCISES IN 1997 AND FISCAL YEAR-END OPTION VALUES


                             SHARES                          NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                            ACQUIRED                        UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                               ON                           OPTIONS AT FISCAL YEAR           AT FISCAL YEAR-END ($)
                            EXERCISE        VALUE                   END (#)                 EXERCISABLE/UNEXERCISABLE
       NAME                    (#)         REALIZED        EXERCISABLE/UNEXERCISABLE                  (2)
------------------       ------------   ---------------   ---------------------------      ---------------------------
A. Clayton Perfall....      100,000      $1,395,000(1)         150,000/350,000                $2,925,000/$6,100,000

_______________

(1) Based on an exercise price of $17.00 per share for all 100,000 options exercised and a fair market value at time of sale of $31.25 for 60,000 of the shares of Common Stock and $30.50 for 40,000 of the shares of Common Stock.

(2)    Based on a fair market value of $36.50 at December 31, 1997.

EXECUTIVE EMPLOYMENT CONTRACTS

     The Company has entered into employment agreements with each of the executive officers named in the Summary Compensation table above. The Company's employment agreement with Mr. Perfall provides that the Company will employ him on an "at will" basis. The base salary for Mr. Perfall for 1997 was $300,000. The employment agreement between the Company and Mr. Perfall also provides for incentive bonuses based on attaining specific performance criteria. This agreement also includes a non-competition commitment during the term of the agreement and for a period of 18 months after termination of the agreement and contains non-competition and confidentiality commitments, non-solicitation of employee and customer provisions, and assignment of work product agreements. In addition, the Company agreed in the agreement to grant to Mr. Perfall non-qualified stock options to acquire Common Stock at the time of the initial public offering in 1996.

     The Company also has entered into employment agreements with Mr. Snyder and Ms. Snyder, which were effective in September 1996 and are for a term of three years, unless sooner terminated as provided in the agreements. The agreements provide that the 1997 base salaries for Mr. Snyder and for Ms. Snyder were $300,000 and $200,000 per year, respectively. The agreements with Mr. Snyder and Ms. Snyder also provide for incentive bonuses based on attaining performance criteria to be established by the Compensation Committee or the Board of Directors, and include a non-competition commitment during the term of the agreement, confidentiality commitments, non-solicitation of employee and customer provisions, and assignment of work product agreements.

     The Company also has entered into employment agreements with other officers of the Company. These agreements generally include certain non-competition agreements, confidentiality commitments, nonsolicitation of employee provisions and assignment of work product agreements.

                        REPORT OF THE BOARD OF DIRECTORS
                        OF SNYDER COMMUNICATIONS, INC.
                           ON EXECUTIVE COMPENSATION

     In accordance with the rules of the Securities and Exchange Commission, the Board of Directors of the Company offers this report regarding its executive compensation policy and compensation program for the Chief Executive Officer and other executive officers of the Company in effect for 1997. This report, as well as the Performance Graph on page 13, are not soliciting materials, are not deemed filed with the Securities and Exchange Commission and are not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

     During 1997, the Board of Directors established the general compensation policies of the Company and the specific compensation of its executive officers including its Chief Executive Officer. The Board of Directors also administered the Company's Stock Option Plan during 1997 for the Company's officers and key employees.

EXECUTIVE COMPENSATION POLICY

     During 1997, in setting executive compensation, the objective of the Board of Directors was to attract, retain and motivate highly qualified employees and executive officers who contribute to growth in stockholder value over time. To accomplish this objective, the Board of Directors seeks to provide strong financial incentives to the Company's executive officers, at a reasonable cost to the Company and its stockholders. Compensation currently consists principally of salary, annual performance-based bonuses and stock options granted under the Company's Stock Option Plan. In establishing certain components of compensation, the Board of Directors seeks to provide the Company's executive officers with a strong financial incentive aligned with the business objectives and performance of the Company, thereby reflecting the interests of the Company's stockholders. During the year ended December 31, 1997, the Company's share price increased by over 35%.

EXECUTIVE OFFICER COMPENSATION

     During 1997, the Company's compensation for its executive officers consisted principally of salary, bonus and stock options. In setting base salaries for 1997, the Board of Directors used a subjective evaluation process considering the performance of the Company, the officer's position, level and scope of responsibility, as well as the recommendations of management with respect to base salary for such executive officer. The Board of Directors also sought to set salaries at levels that, in the opinion of the members of the Board, approximate the salary levels for international marketing solutions providers that are comparable to the Company. In addition, certain of the Company's executive officers have employment agreements that establish a base salary, subject to such increases as may be approved by the Board of Directors or the Compensation Committee of the Company. See "Executive Compensation -- Executive Employment Contracts."

     Bonuses are awarded principally on the basis of the Company's performance during the period and on the Board of Directors's assessment of the extent to which the executive officer contributed to the overall profitability of the Company or a particular operating division of the Company for a specific period. In awarding performance-based bonuses, the Board of Directors during 1997 sought to set such bonuses at a level that would provide executive officers eligible to receive such bonuses with a strong incentive to contribute to the success and profitability of the Company. During 1997, a total of $50,000 was paid in bonuses to an executive officer of the Company.

     In a further attempt to link compensation to the long-term performance of the Company, in September 1996 the Company adopted the Stock Option Plan. In 1997, option awards were made based principally on the recommendations of management. All of the options granted under the Stock Option Plan in 1997 were non-qualified stock options with an exercise price that was equal to the fair market value of the Common Stock on the option grant date. Generally, the options granted under the Stock Option Plan vest ratably over a four-year period on the anniversary date of the option grant date. Under the Stock Option Plan, an aggregate of 200,000 stock options were granted to an executive officer of the Company during 1997.

CHIEF EXECUTIVE OFFICER COMPENSATION

     During 1996, the Company entered into an Employment Agreement with Daniel
M. Snyder, the Company's Chief Executive Officer. Mr. Snyder's Employment Agreement provides that his base salary for 1997 is $300,000. Under Mr. Snyder's Employment Agreement, he also is eligible to receive such bonuses as may be awarded from time to time by the Compensation Committee or the Board of Directors. Mr. Snyder did not receive a bonus with respect to 1997. In the subjective view of the Board of Directors, Mr. Snyder's base salary is roughly comparable to, or below, the median base salary and bonus awarded by comparable companies to their Chief Executive Officers. Further, the Board of Directors believes that such compensation is reasonable in light of the significant and material contributions of Mr. Snyder to the day-to-day business operations of the Company, acquisitions by the Company and the consummation in 1997 of the Company's follow-on offering and other financing activities. The Board of Directors did not make any stock option or other stock-based incentive awards to Mr. Snyder during 1997. The Board of Directors determined that, given Mr. Snyder's substantial beneficial ownership of the Company's Common Stock, his long-term interests in the performance and profitability are aligned with those of other stockholders and, accordingly, no additional financial or stock-based incentives were warranted.

     Potential Effect of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of compensation paid to executive employees (other than enumerated categories of compensation, including performance-based compensation) that may be deducted by a publicly held company. It is the policy of the Board of Directors to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with the Company's overall objectives and executive compensation policy. Compensation attributable to stock options granted under the Company's Stock Option Plan currently is excluded from the $1 million limit as "qualified performance-based compensation" under the applicable Treasury regulations. None of the Company's executive officers received compensation in 1997 in excess of the limits imposed under Section 162 (m).

                                  THE BOARD OF DIRECTORS:

                                  Daniel M. Snyder
                                  Michele D. Snyder
                                  A. Clayton Perfall
                                  Mortimer B. Zuckerman
                                  Fred Drasner
                                  Philip Guarascio
                                  Mark E. Jennings


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     During 1997, the Board of Directors was responsible for the establishment of the general compensation policies of the Company. Throughout 1997, Daniel M. Snyder, the Chief Executive Officer of the Company, Michele D. Snyder, the President and Chief Operating Officer of the Company, and A. Clayton Perfall, the Chief Financial Officer of the Company, also served as directors of the Company. Each of these executive officers absented himself or herself from all of the discussions relating to, and abstained from voting on, resolutions concerning his or her own compensation.

     In addition, Mortimer B. Zuckerman, a director and greater than 5% beneficial owner of the Common Stock of the Company, and Fred Drasner, a director of the Company, are the beneficial owners of U.S. News &

World Report, L.P. and Applied Printing Technologies, L.P. ("APT"), and beneficially own approximately 27.8% of the common stock of Applied Graphics Technologies, Inc. ("AGT"). In addition, Mr. Zuckerman is the Chairman of the Board of Directors of and beneficially owns 11.2% of Boston Properties, Inc. ("Boston Properties"). Mr. Zuckerman is the Chairman of U.S. News & World Report, L.P., Editor-in-Chief of U.S. News & World Report, and Chairman of the Board of Directors of AGT. Mr. Drasner is the Chief Executive Officer of U.S. News & World Report, L.P., Chairman and Chief Executive Officer of APT, and Chairman and Chief Executive Officer and a director of AGT.

     The following is a description of certain transactions between entities beneficially owned by certain directors and an executive officer of the Company.

     Services. The Company produces a WallBoard(R) sponsored by U.S. News & World Report, a publication beneficially owned by Mortimer B. Zuckerman and Fred Drasner, directors of the Company. The Company received $2 million from U.S. News & World Report, L.P. for its sponsorship of the WallBoard(R) during 1997.

     Related Party Leases. The Company leases its Bethesda, Maryland headquarters from a limited partnership controlled by Boston Properties. The amount paid to the affiliate of Boston Properties during 1997 was $2.4 million. The Company believes that the terms of the lease at the time the lease was entered into were no less favorable to the Company than those that could be obtained from another lessor. Additionally, the Company periodically uses a corporate airplane of a company owned by Daniel M. Snyder, the Company's Chairman and Chief Executive Officer. From January through November 1997, the Company used the corporate airplane at a cost of $.82 per mile. In December 1997, the Company entered into an arrangement to pay a flat fee of $60,000 per month for its use of the airplane. During 1997, payments from the Company with respect to the airplane totaled approximately $421,000.

     Arrangements With Applied Graphics Technologies, Inc. and Applied Printing Technologies, L.P. In September and December 1997, the Company, entered into two licensing agreements with AGT both of which are for the use of software supporting AGT's Digital Portrait Studio System(R). The licenses, which are perpetual, except for specified events of default, permit the Company and any of its subsidiaries and affiliates to use the software in connection with digital photographs of newborns in hospitals in Continental Europe and in the United Kingdom. The Company paid license fees of $2 million in connection with both of the licensing agreements, and paid approximately $500,000 for certain equipment associated with use of the licensed software. The Company also purchased printing services from APT, a commercial printing concern, for the printing of the Company's WallBoards(R) in 1997. The Company paid approximately $99,500 to APT in connection with these services.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph and table show the cumulative total stockholder return on the Company's Common Stock compared to the Standard & Poor's 500 Stock Index and a self-constructed peer group index since the Company's initial public offering in September 1996. The peer group index is composed of Cendant Corporation (formerly CUC International, Inc.) and Quintiles Transnational Corporation, which are public companies in the international marketing solutions provider industry. The total stockholder return on each company included in the peer group index has been weighted according to such company's capitalization as of the beginning of each period. The graph assumes $100 was invested on September 26, 1996 in (1) the Company's Common Stock, (2) the Standard & Poor's 500 Stock Index and (3) the international marketing solutions provider industry peer group index, and assumes reinvestment of dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
     AMONG SNYDER COMMUNICATIONS, INC., THE S&P 500 INDEX AND A PEER GROUP

                                 [INSERT GRAPH]

                         CUMULATIVE STOCKHOLDER RETURN
--------------------------------------------------------------------------------
                                 INITIAL PUBLIC OFFERING    LAST TRADING DATE IN
--------------------------------------------------------------------------------
                                         9/26/96               1996       1997
--------------------------------------------------------------------------------
SNYDER COMMUNICATIONS, INC.               $100                 $159       $215
--------------------------------------------------------------------------------
S&P 500 INDEX                             $100                 $109       $145
--------------------------------------------------------------------------------
INDUSTRY PEER GROUP                       $100                  $96       $131
--------------------------------------------------------------------------------

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. In addition, under Section 16(a), trusts for which a reporting person is a trustee and a beneficiary (or for which a member of his immediate family is a beneficiary) may have a separate reporting obligation with regard to ownership of the Common Stock and other equity securities of the Company. Such reporting persons are required by rules of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to the Company for 1997, or written representations that no other reports were required, the Company believes that all directors, executive officers and each beneficial owner of more than 10% of the Common Stock of the Company timely filed all reports required by Section 16(a) of the Exchange Act.

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

                                  (PROPOSAL 2)

     On March 12, 1998, the Board of Directors adopted resolutions approving, declaring advisable and recommending adoption by the stockholders of an amendment (the "Proposed Amendment") to the Corporation's Certificate of Incorporation. The complete text of the Proposed Amendment is set forth in Exhibit A to this Proxy Statement, and the stockholders are urged to review it
---------
together with the following information, which is qualified in its entirety by Exhibit A.
---------

     The Board of Directors proposes that Article IV of the Corporation's Certificate of Incorporation be amended to increase the number of authorized shares of the Corporation's Common Stock to 400,000,000 from 120,000,000.

     The Board of Directors believes that an increase in the number of authorized shares of Common Stock to 400,000,000 is desirable in order that a sufficient number of shares will be available for issue from time to time if needed for such corporate purposes as may be deemed appropriate by the Board. These corporate purposes might include for example, the acquisition by the Corporation of other companies or assets, the issuance of stock under the Corporation's 1996 Stock Incentive Plan (the "Stock Option Plan") and the declaration of stock splits or stock dividends.

     The Corporation has no specific plans or commitments for the issuance of the additional shares of common stock proposed to be authorized, other than the issuance of stock under the Stock Option Plan.

     The affirmative vote of the holders of a majority of the shares of Common Stock outstanding is required to adopt the Proposed Amendment. Unless otherwise instructed, properly executed proxies which are returned will be voted in favor of the Proposed Amendment.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Pursuant to rules of the Securities and Exchange Commission, in order for stockholder proposals to be presented at the 1999 Annual Meeting of Stockholders, such proposals must be received by the Secretary of the Company at the Company's principal office in Bethesda, Maryland no later than December 8, 1998.


                                By Order of the Board of Directors,



                                David B. Pauken
                                Secretary

Dated: April 7, 1998


   STOCKHOLDERS ARE REMINDED TO SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT
                PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                                                       EXHIBIT A


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION


     SNYDER COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That by means of a written consent in lieu of a meeting of the Board of Directors of Snyder Communications, Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and resolving to submit said amendment to the stockholders of said corporation at the annual meeting of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered IV so that, as amended, said article shall be and read as follows:

                                 CAPITAL STOCK
                                 -------------

     The Corporation shall have the authority to issue a total of 405,000,000 shares of capital stock, each with a par value of $0.001, consisting of 400,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

     SECOND: That, thereafter, the annual meeting of the stockholders of said corporation was duly held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of such amendment.

     IN WITNESS WHEREOF, Snyder Communications, Inc. has caused this certificate to be signed by Daniel M. Snyder, its Chairman of the Board of Directors and Chief Executive Officer and David B. Pauken, its Secretary this _______ day of _______, 1998.


     BY:  _______________________

       Daniel M. Snyder, Chairman of the Board of Directors and Chief Executive Officer

     ATTEST:  ______________________

       David B. Pauken, Secretary

Front                                                                 Appendix 1



                                     PROXY

                          SNYDER COMMUNICATIONS, INC.

                       6903 Rockledge Drive, 15th Floor
                              Bethesda, MD  20817

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints A. Clayton Perfall and David B. Pauken as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side of this card, all of the shares of Common Stock of Snyder Communications, Inc. held of record by the undersigned on March 11, 1998 at the Annual Meeting of Stockholders to be held on May 6, 1998, or any adjournment thereof.

                        (TO BE SIGNED ON REVERSE SIDE.)

Back

                      PLEASE RETAIN THIS ADMISSION TICKET
                                    for the
                        Annual Meeting of Stockholders
                                      of
                          SNYDER COMMUNICATIONS, INC.
                            Wednesday, May 6, 1998
                            10:00 A.M., LOCAL TIME


                            Washington, D.C.  20007

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD BELOW.

IF YOU PLAN TO ATTEND THE 1998 ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY CARD BELOW.

PRESENT THIS TICKET TO THE SNYDER COMMUNICATIONS, INC. REPRESENTATIVE AT THE ENTRANCE TO THE MEETING ROOM.

A   [X]      Please mark your
             votes as in this
             example.

                 For all           Withhold authority
                 nominees          to vote all nominees
                 listed at right   listed at right

1.  ELECTION OF      [_]                [_]     Nominees:  Daniel M. Snyder
    DIRECTORS                                              Michele D. Snyder
                                                           A. Clayton Perfall
                                                           Mortimer B. Zuckerman
                                                           Fred Drasner
INSTRUCTION:  To withhold authority to vote for            Philip Guarascio
any individual nominee strike a line through               Mark E. Jennings
the nominee's name in the list at right.

2.  Amendment of Certificate of        For         Against         Abstain
    Incorporation                      [_]           [_]            [_]

3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.
                                           Yes     No
Do you plan to attend the Annual Meeting?  [ ]    [ ]


_______________________________________ ______________________________________ Dated:  _________________________, 1998
(Signature)                             (Signature, if held jointly)

NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.